Exhibit 99

Tredegar Reports Third-Quarter Results

  Tredegar Films Products acquired Terphane Holdings LLC, a market leading producer of thin polyester films in Latin America.
  Bonnell Aluminum’s operating profit of $2.3 million increased $2.2 million from the third quarter of 2010 as a result of higher volumes.
  Film Products’ operating profit was 8% (or $1.4 million) below the third quarter of 2010 as a result of lower volumes.

RICHMOND, Va.--(BUSINESS WIRE)--November 2, 2011--Tredegar Corporation (NYSE:TG) reported third-quarter net income from continuing operations of $12.7 million (40 cents per share) compared to $9.0 million (28 cents per share) in the third quarter of 2010. Results from continuing operations in the third quarter of 2011 include a net after-tax gain of $4.3 million (14 cents per share) for special items primarily related to the divestiture of our film products business in Italy and transaction expenses incurred on the acquisition of Terphane Holdings LLC (“Terphane”). Further details regarding these items are provided in the financial tables included with this press release.

Income from ongoing operations in the third quarter was $8.4 million (26 cents per share) versus $9.4 million (29 cents per share) in last year’s third quarter. Third-quarter sales increased to $202.6 million from $197.5 million in the third quarter of 2010.

A summary of results for ongoing operations for the three and nine months ended September 30, 2011 and 2010 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Sales	$202.6	$197.5	$595.1	$557.5

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$12.7	$9.0	$25.5	$19.7
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.1	.1	.7	.4
(Gains) losses from sale of assets and other	(4.4)	.3	(4.4)	(.1)
Income from ongoing operations*	$8.4	$9.4	$21.8	$20.0

Diluted earnings per share from continuing operations as reported under GAAP	$.40	$.28	$.79	$.60
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-	.02	.01
(Gains) losses from sale of assets and other	(.14)	.01	(.14)	-
Diluted earnings per share from ongoing operations*	$.26	$.29	$.67	$.61

    * Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) and diluted earnings per share, in each case, as reported under GAAP (defined above) and income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure. In addition, Note (f) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products’ operating profits decreased this quarter versus 2010 as a result of lower volumes in the personal care and surface protection markets. We continue to see weakened demand for our customers’ products in these markets, particularly in the LCD television market in more mature economies like North America and Europe, where persistent economic uncertainty is leading consumers to be both cautious and value-seeking in their spending. At this point, we do not see any indications that the economic conditions driving consumer confidence and buying behavior for those markets will improve in the near term.”

“On October 24, we announced that we acquired Terphane Holdings, a market leader in the Latin American flexible packaging market with a growing presence in strategic product niches in the U.S. Terphane significantly increases our presence in the dynamic Latin American films market and gives us an important foothold in food packaging. We are excited about the opportunities that this acquisition presents to Tredegar.”

Ms. Taylor added: “Bonnell Aluminum is profitable again this quarter as a result of improved volume in most of its core markets. The team at Bonnell continues to demonstrate its commitment to provide service, quality and innovative solutions to its customers.”

OPERATIONS REVIEW

Film Products

A summary of third quarter and year-to-date operating results for Film Products is provided below:

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	51,396	58,232	(11.7)%	157,852	167,032	(5.5)%

Net sales	$129,656	$137,325	(5.6)%	$393,043	$389,692	0.9%

Operating profit from ongoing operations	$16,415	$17,828	(7.9)%	$46,881	$50,732	(7.6)%

Net sales (sales less freight) in Film Products for the third quarter of 2011 decreased compared to the same period for the prior year primarily due to lower volumes in surface protection materials and personal care films, partially offset by an increase in average selling prices from the pass-through of higher resin prices to customers and the favorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S. As noted in previous quarters, the slowdown in end-user demand for large-sized LCD panels has negatively impacted the volumes of our surface protection materials. Reduced consumer demand for applications that utilize our premium personal care films has also contributed to the reduction in sales volumes. In 2010, volumes for personal care films included the favorable impact of a surge in volume associated with a new product ramp-up.

Net sales for the first nine months of 2011 remained relatively unchanged from the same period in 2010 as a result of an increase in average selling prices with the pass-through of higher average resin costs to customers and the favorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S., offset by the lower volumes noted above.

Operating profit from ongoing operations decreased in the third quarter and year-to-date periods of 2011 compared with the comparable periods in the prior year due primarily to the lower volumes noted above. The unfavorable impact of lower volumes was partially offset by cost reduction efforts and improved manufacturing efficiencies in the current year as well as the favorable impact of both the lag in the pass-through of higher resin costs and the change in the U.S. dollar value of currencies for operations outside the U.S. Operating results in the third quarter of 2010 were adversely impacted by operational inefficiencies that resulted from a surge in customer demand and the ramp-up of new products.

The estimated favorable impact of the quarterly lag in the pass-through of changes in average resin costs was $2.5 million in the third quarter of 2011, compared to a favorable impact of $311,000 in the third quarter of 2010. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.2 million in the third quarter of 2011 compared to the third quarter of 2010. For the first nine months of 2011, the estimated impact of the resin pass-through lag was an unfavorable $1.8 million versus an unfavorable $4.6 million for the first nine months of 2010. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.7 million in the first nine months of 2011 compared to the first nine months of 2010.

Sales volumes and operating profits in Film Products are expected to be unfavorably impacted by lower end-user demand and competitive pricing pressures for some of our more mature product lines. We expect to incur some margin compression, which may not be fully offset by cost saving measures and manufacturing efficiency initiatives, as we enter into new multi-year customer supply agreements for these mature products.

Capital expenditures in Film Products were $8.9 million in the first nine months of 2011 compared to $11.2 million in the first nine months of 2010. Film Products currently projects that capital expenditures will be approximately $12 million in 2011. Depreciation expense was $25.5 million in the first nine months of 2011 and $25.1 million in the first nine months of 2010, and is projected to be approximately $34 million in 2011.

Aluminum Extrusions

A summary of third quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	29,484	26,290	12.1%	82,679	72,187	14.5%

Net sales	$66,815	$54,629	22.3%	$186,712	$152,099	22.8%

Operating profit (loss) from ongoing operations	$2,301	$140	1,543.6%	$2,539	$(2,618)

Net sales in the third quarter and first nine months of 2011 increased in comparison to the same periods in 2010 due to higher volumes and an increase in average selling prices driven by higher aluminum prices. The improvement in operating profit from ongoing operations versus the third quarter and first nine months of 2010 was primarily driven by higher volumes, as some of our key customers have gained momentum in their related markets.

Capital expenditures for Aluminum Extrusions were $2.2 million in the first nine months of 2011 compared with $2.3 million in the first nine months of 2010. Capital expenditures are projected to be approximately $2.8 million in 2011. Depreciation expense was $6.3 million in the first nine months of 2011 compared with $6.9 million in 2010, and is projected to be approximately $8.4 million in 2011.

Other

The Other segment is comprised of the start-up operations of Bright View Technologies Corporation (Bright View Technologies) and Falling Springs, LLC (Falling Springs). Bright View Technologies is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View Technologies is a late-stage development company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations were $2.4 million in the first nine months of 2011 compared to $2.9 million in the first nine months of 2010.

Corporate Expenses, Interest and Taxes

Pension expense was $610,000 in the third quarter of 2011 and $1.7 million in the first nine months of 2011, an unfavorable change of $202,000 and $1.2 million, respectively, from the comparable periods of 2010. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net decreased in 2011 versus 2010 due to lower performance-based incentives and the favorable impact of the timing of recognition of other corporate-related expenses, partially offset by the unfavorable impact of pension expense noted above.

The effective tax rate for income taxes from continuing operations was 19.9% in the first nine months of 2011 compared to 35.0% in the first nine months of 2010. Income taxes for continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the films products business in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products. Significant differences between the effective tax rate for continuing operations and the U.S. federal statutory rate for the first nine months of 2011 and 2010 will be provided in the notes to the consolidated interim financial statements in our third quarter 2011 Form 10-Q filed with the Securities and Exchange Commissions. The change in the effective tax rate for the third quarter primarily reflects the impact to income taxes during the third quarter to adjust the effective tax rate for the first nine months of the year to the rate estimated for the entire year.

CAPITAL STRUCTURE

Net cash (cash and cash equivalents in excess of debt) was $109.4 million at September 30, 2011, compared with net cash of $72.7 million at December 31, 2010. In October 2011, we borrowed $125 million under our revolving credit agreement and used $63 million of cash on hand to fund the acquisition of Terphane. Net cash is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane, involve special risks, including without limitation, diversion of management’s time and attention to our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had sales of $740 million in 2010. With approximately 2,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Sales	$202,590	$197,518	$595,080	$557,530
Other income (expense), net (a)	1,334	814	1,957	1,036
	203,924	198,332	597,037	558,566

Cost of goods sold (a)	164,771	158,648	489,754	450,346
Freight	4,636	5,068	13,377	13,760
Selling, R&D and general expenses (a)	21,224	21,860	59,377	62,511
Amortization of intangibles	130	125	388	342
Interest expense	367	358	1,083	775
Asset impairments and costs associated with exit and disposal activities (a)	193	109	1,277	520
	191,321	186,168	565,256	528,254

Income from continuing operations before
income taxes	12,603	12,164	31,781	30,312
Income taxes (b)	(133)	3,196	6,329	10,602
Income from continuing operations	12,736	8,968	25,452	19,710
Loss from discontinued operations (d)	-	-	(345)	-

Net income (a) (c)	$12,736	$8,968	$25,107	$19,710

Earnings (loss) per share:
Basic:
Continuing operations	$.40	$.28	$.80	$.61
Discontinued operations	-	-	(.01)	-
Net income	$.40	$.28	$.79	$.61
Diluted:
Continuing operations	$.40	$.28	$.79	$.60
Discontinued operations	-	-	$(.01)	-
Net income	$.40	$.28	$.78	$.60

Shares used to compute earnings (loss) per share:
Basic	31,952	31,779	31,918	32,455
Diluted	32,060	31,995	32,175	32,648

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Net Sales
Film Products	$129,656	$137,325	$393,043	$389,692
Aluminum Extrusions	66,815	54,629	186,712	152,099
Other	1,483	496	1,948	1,979
Total net sales	197,954	192,450	581,703	543,770
Add back freight	4,636	5,068	13,377	13,760
Sales as shown in the Consolidated
Statements of Income	$202,590	$197,518	$595,080	$557,530

Operating Profit
Film Products:
Ongoing operations	$16,415	$17,828	$46,881	$50,732
Plant shutdowns, asset impairments, restructurings and other (a)	(1,435)	(109)	(2,519)	(505)

Aluminum Extrusions:
Ongoing operations	2,301	140	2,539	(2,618)
Plant shutdowns, asset impairments, restructurings and other (a)	(43)	14	19	480

Other:
Ongoing operations	(152)	(840)	(2,399)	(2,934)
Total	17,086	17,033	44,521	45,155
Interest income	278	184	778	518
Interest expense	367	358	1,083	775
Stock option-based compensation costs	474	527	1,481	1,539
Corporate expenses, net (a)	3,920	4,168	10,954	13,047
Income from continuing operations before income taxes	12,603	12,164	31,781	30,312
Income taxes (b)	(133)	3,196	6,329	10,602
Income from continuing operations	12,736	8,968	25,452	19,710
Loss from discontinued operations (d)	-	-	(345)	-
Net income (a) (c)	$12,736	$8,968	$25,107	$19,710

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets

Cash & cash equivalents	$109,403	$73,191
Accounts & other receivables, net	100,058	84,076
Income taxes recoverable	9,898	6,643
Inventories	34,662	43,058
Deferred income taxes	5,992	6,924
Prepaid expenses & other	4,373	5,369
Total current assets	264,386	219,261

Property, plant & equipment, net	184,271	206,837
Other assets	48,030	48,127
Goodwill & other intangibles, net	106,242	106,117
Total assets	$602,929	$580,342

Liabilities and Shareholders' Equity

Accounts payable	$63,649	$58,209
Accrued expenses	26,924	33,229
Current portion of long-term debt	-	222
Total current liabilities	90,573	91,660

Long-term debt	-	228
Deferred income taxes	51,757	51,879
Other noncurrent liabilities	19,256	19,029
Shareholders' equity	441,343	417,546
Total liabilities and shareholders' equity	$602,929	$580,342

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2011	2010
Cash flows from operating activities:
Net income	$25,107	$19,710
Adjustments for noncash items:
Depreciation	32,139	32,316
Amortization of intangibles	388	342
Deferred income taxes	448	(6,067)
Accrued pension income and postretirement benefits	1,861	844
Loss on asset impairments and divestitures	798	355
Gain on sale of assets	(1,205)	(15)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(14,186)	(24,697)
Inventories	7,419	(3,722)
Income taxes recoverable	(3,255)	563
Prepaid expenses and other	715	172
Accounts payable and accrued expenses	675	10,340
Other, net	(2,170)	(523)
Net cash provided by operating activities	48,734	29,618
Cash flows from investing activities:
Capital expenditures	(11,235)	(13,847)
Acquisition	-	(5,500)
Net proceeds from the sale of assets and property disposals	1,622	1,724
Net cash used in investing activities	(9,613)	(17,623)
Cash flows from financing activities:
Dividends paid	(4,319)	(3,865)
Debt principal payments and financing costs	(89)	(2,467)
Proceeds from exercise of stock options and other	709	463
Repurchases of Tredegar common stock	-	(35,141)
Net cash used in financing activities	(3,699)	(41,010)
Effect of exchange rate changes on cash	790	(18)
Increase (decrease) in cash and cash equivalents	36,212	(29,033)
Cash and cash equivalents at beginning of period	73,191	90,663
Cash and cash equivalents at end of period	$109,403	$61,630

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of September 30, 2011:
Net debt (cash) (e)	$(109.4)
Shares outstanding	32.0

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2011 include:
--

Pretax charges of $2.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the purchase of Terphane by Film Products;

--

Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;

	--	Pretax charges of $193,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax losses of $43,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2011 include:
--

Pretax charges of $2.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the purchase of Terphane by Film Products;

--

Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;

	--	Pretax charges of $798,000 for asset impairments in Film Products;
	--	Pretax charges of $479,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $19,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2010 include:
	--	Pretax charges of $109,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $14,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2010 include:
--

Pretax gains of $480,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

	--	Pretax charge of $355,000 for an asset impairment in Film Products;
	--	Pretax charges of $165,000 for severance and other employee-related costs in connection with restructurings in Film Products;
--

Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania; and

--

Pretax losses of $105,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia.

(b)

Income taxes from continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the film products business in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products.

(c)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $6.2 million in the third quarter of 2011 and income of $15.7 million for the third quarter 2010. Comprehensive income (loss) was income of $25.7 million in the first nine months of 2011 and income of $19.4 million for the first nine months of 2010. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. In the second quarter of 2011, an adjustment of $345,000 ($345,000 net of tax) was made to amounts previously accrued for environmental obligations under the related purchase agreement.

(e)	Net debt (cash) is calculated as follows (in millions):
		September 30,	December 31,
		2011	2010
	Debt	$-	$0.5
	Less: Cash and cash equivalents	(109.4)	(73.2)
	Net debt (cash)	$(109.4)	$(72.7)

Net debt or cash is not intended to represent total debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt or cash to be helpful for the same purposes.

(f)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com